Exhibit 21.1

LIST OF SUBSIDIARIES

42 Trinity Place Condominium (DE)

470 4th Avenue Fee Owner LLC (DE)

470 4th Avenue Owner LLC (DE)

Filene’s Basement, LLC (DE)

TPH 223 N 8th Investor LLC (DE)

TPH 250 N 10 Investor LLC (DE)

TPH 470 4th Avenue Investor LLC (DE)

TPH Asset Manager LLC (DE)

TPH Forest Hill LLC (DE)

TPH IP LLC (DE)

TPH Merrick LLC (DE)
TPH Route 17 LLC (DE)

TPHGreenwich Holdings LLC (DE)

TPHGreenwich Owner LLC (DE)

TPHGreenwich Mezz LLC (DE)

TPHGreenwich Subordinate Mezz LLC (DE)